Exhibit 99.1

CONTACT:	Thomas J. Crawford	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400
STEWART ENTERPRISES REPORTS RESULTS FOR THE SECOND FISCAL QUARTER OF 2007
WITH INCREASES IN REVENUE AND NET EARNINGS

NEW ORLEANS, LA June 12, 2007 . . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) reported today its results for the second quarter of fiscal year 2007.
For the quarter ended April 30, 2007, the Company reported net earnings from continuing operations of $13.8 million, or $.13 per diluted share, compared to net earnings of $11.4 million, or $.11 per diluted share, for the second quarter of 2006. The Company reported net earnings from continuing operations for the six months ended April 30, 2007 of $25.8 million, or $.24 per diluted share, compared to net earnings of $19.5 million, or $.18 per diluted share, for the same period of 2006.
During the quarter, total revenue increased $6.9 million, or 5.3 percent, over the comparable quarter of last year to $137.7 million. For the year, total revenue increased $13.5 million, or 5.3 percent, over the same period of last year to $270.3 million.
Thomas J. Crawford, President and Chief Executive Officer, stated, “I am pleased with the performance of the Company for the most recent quarter and year to date periods. I am even more pleased to be part of an organization that is motivated and dedicated to improving the operational and financial performance of the Company at all levels and the results for the quarter indicate that commitment. For the three and six month periods ended April 30, 2007, we have achieved impressive operational results highlighted by increases in funeral and cemetery revenues, gross profit and ultimately earnings. Net earnings from continuing operations increased 21 percent for the current quarter to $13.8 million, or $.13 per diluted share and 32 percent for the six months to $25.8 million, or $.24 per share, demonstrating the commitment of the many Stewart employees across the country working towards our common goal of caring for people and making a difference.”
For the quarter, funeral revenue increased $2.0 million, or 2.8 percent, to $73.8 million compared to the second quarter of 2006. This increase was primarily due to increases in same-store average revenue per traditional funeral service of 3.9 percent and same-store average revenue per cremation service of 8.2 percent, coupled with a quarter-over-quarter increase in funeral trust earnings, resulting in an overall increase of 4.1 percent in the same-store average revenue per funeral service performed. The increase in funeral revenue was also due to increased insurance commission revenue as a result of a 19.6 percent increase in preneed funeral insurance sales for the quarter. The

Company sells preneed products and services through trust and insurance, and earns a commission on these preneed insurance sales. These increases were partially offset by a 1.7 percent decrease in the number of same-store funeral services performed, representing a decrease of 262 calls to 15,475 calls performed during the second quarter of 2007.
Cemetery revenue for the quarter increased $4.9 million, or 8.3 percent, over the comparable quarter of last year to $63.8 million, due primarily to a $4.3 million increase in construction during the quarter on various cemetery projects and a $1.2 million, or 4.7 percent, increase in gross cemetery property sales, partially offset by a $0.5 decrease in merchandise delivery revenue.
The Company’s gross profit increased $0.8 million to $32.7 million, or 23.8 percent of revenue for the second quarter of fiscal 2007. Funeral gross profit increased $0.5 million to $18.9 million, or 25.6 percent of revenue, compared to the same margin for the prior year period. The increase in funeral gross profit was due primarily to the increases in funeral revenue. Cemetery gross profit increased $0.3 million to $13.8 million due to the increases in cemetery revenue. Cemetery gross profit margin decreased from 22.9 percent for the second quarter of 2006 to 21.6 percent for the second quarter of the current year due primarily to increased merchandise costs and decreased merchandise delivery revenue.
Earnings for the three month period were positively impacted by the recognition of a tax benefit of $1.5 million, or $.01 per diluted share, which resulted from the utilization of a capital loss carryforward. Net earnings for the six month period were positively impacted by the recognition of a tax benefit of $3.4 million, or $.03 per diluted share, which was also related to the utilization of a capital loss carryforward. Additionally, net earnings from continuing operations for the current six month period were negatively impacted by hurricane related charges of $2.1 million ($1.3 million after tax, or $.01 per diluted share) compared to charges of $2.1 million ($1.2 million after tax, or $.01 per diluted share) in the corresponding period of prior year.
Thomas M. Kitchen, Chief Financial Officer, stated, “During the quarter, we have increased preneed funeral sales $3.2 million, or 12 percent, and gross cemetery property sales $1.2 million, or 5 percent, compared to the same quarter of last year, while continuing to produce strong increases in our average revenue per funeral service which is attributable to our package pricing initiative. We were also able to improve total revenue 5 percent to $138 million and net earnings 21 percent to $13.8 million.”
The Company generated operating cash flow of $14.6 million for the second quarter of 2007, compared to $23.8 million in the comparable quarter of last year. Recurring free cash flow was $11.5 million during the second quarter of 2007 compared to $18.9 million for the second quarter of fiscal year 2006. (See tables under “Reconciliation of Non-GAAP Financial Measures.”) The decrease in recurring free cash flow was due to a $7.0 million tax payment made during the second quarter of 2007, compared with $0.5 million in tax payments during the second quarter of 2006 due to a net operating loss carryforward utilized in that fiscal year.

As previously reported, during the quarter, the Company made an optional prepayment of $12 million on its Term Loan B. Interest expense decreased over $1 million for the quarter due in part to the reduced outstanding debt balance. In addition, there was a decrease in the average rate due to the additional interest incurred in the second quarter of fiscal 2006 on the Company’s 6.25 percent senior notes as a result of the Company’s inability to timely complete a required exchange offer.
Mr. Crawford concluded, “I am delighted to join Stewart Enterprises and to work together with Tom Kitchen and the other leaders of the Company to increase shareholder value. My goal is clear: to help make this Company more valuable to our investors, to our customers and to our employees.”
Second quarter Results From Continuing Operations
FUNERAL
•	Funeral revenue increased $2.0 million, or 2.8 percent, to $73.8 million.

•	The Company’s same-store funeral operations achieved a 3.9 percent increase in the average revenue per traditional funeral service and an 8.2 percent increase in the average revenue per cremation service, due in part to new funeral package pricing.

•	The increase in the average revenue per traditional funeral and cremation service coupled with a quarter-over-quarter increase in funeral trust earnings resulted in an overall increase in the same-store average revenue per funeral service for the quarter of 4.1 percent.

•	The increase in funeral revenue was also due to increased insurance commission revenue as a result of a 19.6 percent increase in preneed funeral insurance sales for the quarter. The Company sells preneed products and services through trust and insurance, and earns a commission on these preneed insurance sales.

•	Same-store funeral services performed decreased 1.7 percent, or 262 calls, to 15,475 calls.

•	The cremation rate for the Company’s same-store businesses was 39.0 percent for the second quarter of 2007 compared to 38.5 percent for the second quarter of 2006.

•	Funeral gross profit increased $0.5 million to $18.9 million, or 25.6 percent of revenue, for the second quarter of 2007 compared to the same margin for the same period of 2006.

•	Preneed funeral sales increased 12.3 percent during the second quarter of 2007 compared to the second quarter of 2006, continuing to add to the preneed funeral backlog.
CEMETERY
•	Cemetery revenue increased $4.9 million, or 8.3 percent, to $63.8 million for the second quarter of 2007. This increase was due primarily to an increase of $4.3 million in construction during the quarter on various cemetery projects and a $1.2 million, or 4.7 percent, increase in gross cemetery property sales, partially offset by a $0.5 million decrease in merchandise delivery revenue. The increase in gross cemetery property sales was due in part to serving customers interested in large cemetery property purchases. Revenue related to the sale of cemetery property prior to its construction is recognized on a percentage of completion method of accounting as construction occurs.

•	Cemetery gross profit increased $0.3 million to $13.8 million due to the increase in cemetery revenue. Cemetery gross profit margin decreased from 22.9 percent for the second quarter of 2006 to 21.6 percent for the second quarter of 2007 due primarily to increased merchandise costs and decreased merchandise delivery revenue.
OTHER
•	Corporate general and administrative expenses increased $0.5 million to $7.7 million due primarily to costs related to the issuance of stock grants and the accelerated depreciation of the Company’s current computer software systems associated with the implementation of two new business systems. This was partially offset by decreased professional fees, which were higher than normal during the second quarter of 2006 because of restated SEC filings.

•	The Company recorded hurricane related charges of $0.3 million ($0.2 million after tax) during the quarter, net of insurance proceeds, compared to a recovery of $0.5 million ($0.3 million after tax, or $.01 per diluted share) for the same period of 2006. These charges were due to repairs at locations damaged by Hurricane Katrina. The timing of the receipt of insurance proceeds is not in line with the timing of cash spending related to Hurricane Katrina. The Company is continuing to work with its insurance carriers on remaining claims.

•	Interest expense decreased $1.4 million to $6.3 million during the second quarter of 2007 due to a $29.3 million decrease in average debt outstanding. In addition, the Company experienced a 61 basis point decrease in the average rate due primarily to additional interest incurred in the second quarter of fiscal 2006 on the Company’s 6.25 percent senior notes as a result of the Company’s inability to timely complete a required exchange offer.

•	Other operating income, net, increased $0.8 million to $0.9 million primarily due to the sale of excess cemetery property and proceeds related to the sale of an investment.

•	Investment and other income decreased $0.1 million to $0.6 million.

•	The effective tax rate for our continuing operations for the three months ended April 30, 2007 was 30.4 percent compared to 37.7 percent for the same period in 2006. The reduced rate in 2007 was primarily caused by a tax benefit of $1.5 million attributable to the utilization of a capital loss carryforward prior to its expiration at the end of fiscal 2007. The effective tax rate exclusive of this benefit would have been 38.1 percent.
Year to Date Results From Continuing Operations
FUNERAL
•	Funeral revenue increased $3.1 million, or 2.2 percent, to $146.5 million.

•	The Company’s same-store funeral operations achieved a 4.5 percent increase in the average revenue per traditional funeral service and a 9.1 percent increase in the average revenue per cremation service, due in part to new funeral package pricing, resulting in an overall increase in the same-store average revenue per funeral service for the first six months of 4.9 percent. Funeral trust earnings were relatively flat compared to the prior year period.

•	The increase in funeral revenue was also due to increased insurance commission revenue as a result of a 6.0 percent increase in preneed funeral insurance sales for the six month period. The Company sells preneed products and services through trust and insurance and earns a commission on these preneed insurance sales.

•	Same-store funeral services performed decreased 3.6 percent, or 1,133 calls, to 30,678 calls.

•	The cremation rate for the Company’s same-store businesses was 38.9 percent compared to 38.6 percent for the first six months of fiscal 2006.

•	Funeral gross profit increased $1.3 million to $37.6 million, or 25.7 percent of revenue, for the first six months of fiscal 2007 compared to 25.3 percent for the same period of last year due primarily to the increase in funeral revenue mentioned above. This increase was partially offset by an increase in property, casualty and general liability insurance costs incurred during the first six months of 2007.

•	Preneed funeral sales increased 7.1 percent during the first six months of fiscal 2007 compared to the same period of last year, continuing to add to the preneed funeral backlog.
CEMETERY
•	Cemetery revenue increased $10.4 million, or 9.2 percent, to $123.8 million for the first six months of fiscal 2007. This increase was due primarily to an increase of $6.9 million in construction during the period on various cemetery projects and a $5.1 million, or 10.0 percent, increase in gross cemetery property sales, partially offset by a $0.9 million decrease in merchandise delivery revenue. The increase in gross cemetery property sales was due in part to serving customers interested in large cemetery property purchases. Revenue related to the sale of cemetery property prior to its construction is recognized on a percentage of completion method of accounting as construction occurs.

•	Cemetery gross profit increased $1.3 million to $26.1 million due to the increases in cemetery revenue. Cemetery gross profit margin decreased from 21.9 percent for the six months ended April 30, 2006 to 21.1 percent for the six months ended April 30, 2007. The decrease in the margin is primarily due to an increase in merchandise costs, a decrease in merchandise delivery revenue and an increase in property, casualty and general liability insurance costs.

OTHER
•	Corporate general and administrative expenses increased $0.3 million to $14.8 million.

•	During the first six months of fiscal 2007, the Company recorded hurricane related charges of $2.1 million ($1.3 million after tax, or $.01 per diluted share), net of insurance proceeds, compared to $2.1 million ($1.2 million after tax, or $.01 per diluted share) for the same period of 2006. These charges were due to repairs at locations damaged by Hurricane Katrina. The timing of the receipt of insurance proceeds is not in line with the timing of cash spending related to Hurricane Katrina. The Company is continuing to work with its insurance carriers on remaining claims.

•	The Company incurred separation charges of $0.5 million ($0.3 million after tax) during the first six months of fiscal 2007 due primarily to separation pay to a former officer who retired in the first quarter of 2007. This compares to $0.3 million ($0.2 million after tax) of separation charges incurred for the comparable period of 2006.

•	Interest expense decreased $2.1 million to $13.1 million during the first six months of fiscal 2007 due to a $31.3 million decrease in average debt outstanding during the six months. In addition, the Company experienced a 30 basis point decrease in the average rate due primarily to additional interest incurred in the first half of fiscal 2006 on the Company’s 6.25 percent senior notes as a result of the Company’s inability to timely complete a required exchange offer.

•	Investment and other income increased $0.5 million to $1.6 million due primarily to $0.4 million of interest income receivable from the Internal Revenue Service.

•	The effective tax rate for our continuing operations for the six months ended April 30, 2007 was 28.6 percent compared to 37.7 percent for the same period in 2006. The reduced rate in 2007 was primarily caused by a tax benefit of $3.4 million attributable to the utilization of a capital loss carryforward, which was not previously recorded because the Company was uncertain it could generate sufficient capital gain income prior to its expiration at the end of fiscal 2007. The effective tax rate exclusive of this benefit would have been 38.0 percent.
Depreciation and Amortization
•	Depreciation and amortization from continuing operations and total operations was $6.8 million for the second quarter of 2007 and $6.2 million for the same period of 2006.
•	Depreciation and amortization from continuing operations and total operations was $13.3 million for the first six months of fiscal year 2007 and $12.3 million for the same period of 2006. The increase is due to the accelerated depreciation of our current software systems associated with the implementation of two new business systems.
Cash Flow Results and Debt for Total Operations
•	Cash flow provided by operating activities for the second quarter of 2007 was $14.6 million compared to $23.8 million for the same period of last year. Cash flow from operating activities was impacted by non-recurring items. Recurring free cash flow was $11.5 million during the second quarter of 2007 compared to $18.9 million for the second quarter of fiscal year 2006. The decrease in recurring free cash flow was due to a $7.0 million tax payment made during the second quarter of 2007, compared with $0.5 million in tax payments during the second quarter of 2006 due to a net operating loss carryforward utilized in that fiscal year.

•	Cash flow provided by operating activities for the first six months of fiscal year 2007 was $32.5 million compared to $51.1 million for the same period of last year. Cash flow from operating activities was impacted by non-recurring items. Recurring free cash flow was $23.7 million during the first six months of 2007 compared to $33.0 million for the same period of last year.

•	The decrease in recurring free cash flow was due in part to $5.6 million in tax payments made during the first six months of 2007, net of $1.4 million of tax refunds received during the first quarter of 2007. Due to a net operating loss carryforward utilized in fiscal year 2006, the Company was required to pay $0.7 million in tax payments during the comparable period of 2006. In addition, recurring free cash flow in the first half of 2006 was enhanced as a result of an increase in customer collections following the delay in collection processing during the fourth quarter of 2005 due to Hurricane Katrina. Also, there was an increase in annual property and casualty insurance premiums that were paid in the first quarter of 2007.

•	During the second quarter of 2007, the Company paid $2.6 million in dividends.

•	As of April 30, 2007, the Company had outstanding debt of $363.3 million and cash on hand of $46.5 million, or net debt of $316.8 million.
Trust Performance
The following returns include realized and unrealized gains and losses:
•	For the last twelve months ended April 30, 2007, the Company’s preneed funeral and cemetery merchandise trust funds experienced a total return of 12.2 percent, and its perpetual care trust funds experienced a total return of 12.3 percent.

•	For the last twelve months ended April 30, 2006, the Company’s preneed funeral and cemetery merchandise trust funds experienced a total return of 10.5 percent, and its perpetual care trust funds experienced a total return of 6.7 percent.

•	For the last three years ended April 30, 2007, the Company’s preneed funeral and cemetery merchandise trust funds experienced an annual total average return of 8.6 percent, and its perpetual care trust funds experienced a total return of 7.4 percent.
Founded in 1910, Stewart Enterprises is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 226 funeral homes and 142 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.
Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss second quarter results today at 10 a.m. Central Standard Time. The teleconference dial-in number is (800) 811-8824. To participate, please call the number at least 15 minutes prior to the call. If you are calling from outside the United States, the dial-in number is (913) 981-4903. A replay of the call will be available by dialing (888) 203-1112 (from within the continental United States) or (719) 457-0820 (from outside the continental United States), and using pass code 9789134 until June 26, 2007, 11:00 p.m. Central Standard Time. Interested parties will also have the opportunity to listen to the live conference call via the Internet through Stewart Enterprises’ website http://www.stewartenterprises.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay will be available at this website shortly following the conference call and will be available at the website until July 12, 2007.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended April 30,
	2007	2006
Revenues:
Funeral	$73,839	$71,807
Cemetery	63,896	58,991

	137,735	130,798

Costs and expenses:
Funeral	54,944	53,395
Cemetery	50,075	45,445

	105,019	98,840

Gross profit	32,716	31,958
Corporate general and administrative expenses	(7,744)	(7,256)
Hurricane related recoveries (charges), net	(283)	558
Separation charges	(47)	(122)
Gains on dispositions and impairment (losses), net	(8)	159
Other operating income, net	883	36

Operating earnings	25,517	25,333
Interest expense	(6,295)	(7,681)
Investment and other income, net	567	652

Earnings from continuing operations before income taxes	19,789	18,304
Income taxes	6,011	6,901

Earnings from continuing operations	13,778	11,403

Discontinued operations:
Earnings (loss) from discontinued operations before income taxes	(281)	8
Income tax benefit	(132)	(36)

Earnings (loss) from discontinued operations	(149)	44

Net earnings	$13,629	$11,447

Basic earnings per common share:
Earnings from continuing operations	$.13	$.11
Earnings from discontinued operations	—	—

Net earnings	$.13	$.11

Diluted earnings per common share:
Earnings from continuing operations	$.13	$.11
Earnings from discontinued operations	—	—

Net earnings	$.13	$.11

Weighted average common shares outstanding (in thousands):
Basic	105,300	107,951

Diluted	105,540	108,035

Dividends declared per common share	$.025	$.025

Certain reclassifications have been made to the 2006 consolidated statement of earnings in order for these periods to be comparable. These reclassifications had no effect on net earnings.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Six Months Ended April 30,
	2007	2006
Revenues:
Funeral	$146,501	$143,402
Cemetery	123,807	113,372

	270,308	256,774

Costs and expenses:
Funeral	108,876	107,117
Cemetery	97,692	88,586

	206,568	195,703

Gross profit	63,740	61,071
Corporate general and administrative expenses	(14,786)	(14,475)
Hurricane related charges, net	(2,133)	(2,080)
Separation charges	(532)	(276)
Gains on dispositions and impairment (losses), net	90	159
Other operating income, net	1,151	1,012

Operating earnings	47,530	45,411
Interest expense	(13,052)	(15,209)
Investment and other income, net	1,617	1,120

Earnings from continuing operations before income taxes	36,095	31,322
Income taxes	10,326	11,808

Earnings from continuing operations	25,769	19,514

Discontinued operations:
Earnings (loss) from discontinued operations before income taxes	(349)	274
Income tax benefit	(135)	(48)

Earnings (loss) from discontinued operations	(214)	322

Net earnings	$25,555	$19,836

Basic earnings per common share:
Earnings from continuing operations	$.24	$.18
Earnings from discontinued operations	—	—

Net earnings	$.24	$.18

Diluted earnings per common share:
Earnings from continuing operations	$.24	$.18
Earnings from discontinued operations	—	—

Net earnings	$.24	$.18

Weighted average common shares outstanding (in thousands):
Basic	105,097	108,232

Diluted	105,248	108,260

Dividends declared per common share	$.05	$.05

Certain reclassifications have been made to the 2006 consolidated statement of earnings in order for these periods to be comparable. These reclassifications had no effect on net earnings.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	April 30,	October 31,
ASSETS	2007	2006
Current assets:
Cash and cash equivalents	$46,545	$43,870
Marketable securities	385	239
Receivables, net of allowances	57,460	72,499
Inventories	35,498	36,358
Prepaid expenses	10,757	6,428
Deferred income taxes, net	8,331	10,502
Assets held for sale	—	2,509

Total current assets	158,976	172,405
Receivables due beyond one year, net of allowances	76,947	75,350
Preneed funeral receivables and trust investments.	530,228	517,633
Preneed cemetery receivables and trust investments	263,686	258,120
Goodwill	274,861	272,976
Cemetery property, at cost	371,107	371,071
Property and equipment, at cost:
Land	41,974	41,336
Buildings	297,916	293,530
Equipment and other	157,962	149,952

	497,852	484,818
Less accumulated depreciation	201,972	189,909

Net property and equipment	295,880	294,909
Deferred income taxes, net	179,294	173,986
Cemetery perpetual care trust investments	237,598	230,487
Other assets	14,326	13,640

Total assets	$2,402,903	$2,380,577

(continued)

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	April 30,	October 31,
LIABILITIES AND SHAREHOLDERS’ EQUITY	2007	2006
Current liabilities:
Current maturities of long-term debt	$2,527	$2,839
Accounts payable	16,045	19,375
Accrued payroll and other benefits	14,888	17,353
Accrued insurance	21,778	21,803
Accrued interest	5,485	5,822
Other current liabilities	11,591	18,141
Income taxes payable	5,825	3,703
Liabilities associated with assets held for sale	—	942

Total current liabilities	78,139	89,978
Long-term debt, less current maturities	360,771	374,020
Deferred preneed funeral revenue	270,493	274,700
Deferred preneed cemetery revenue	290,382	295,989
Non-controlling interest in funeral and cemetery trusts	681,294	657,607
Other long-term liabilities	13,707	12,410

Total liabilities	1,694,786	1,704,704

Commitments and contingencies
Non-controlling interest in perpetual care trusts	236,667	228,980

Shareholders’ equity:
Preferred stock, $1.00 par value, 5,000,000 shares authorized; no shares issued	—	—
Common stock, $1.00 stated value:
Class A authorized 150,000,000 shares; issued and outstanding 102,295,505 and 101,408,227 shares at April 30, 2007 and October 31, 2006, respectively	102,296	101,408
Class B authorized 5,000,000 shares; issued and outstanding 3,555,020 shares at April 30, 2007 and October 31, 2006, 10 votes per share, convertible into an equal number of Class A shares	3,555	3,555
Additional paid-in capital	638,759	640,648
Accumulated deficit	(273,160)	(298,715)
Accumulated other comprehensive loss:
Unrealized depreciation of investments	—	(3)

Total accumulated other comprehensive losses	—	(3)

Total shareholders’ equity	471,450	446,893

Total liabilities and shareholders’ equity	$2,402,903	$2,380,577

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Six Months Ended April 30,
	2007	2006
Cash flows from operating activities:
Net earnings	$25,555	$19,836
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Gains) losses on dispositions and impairment losses, net	265	(563)
Depreciation and amortization	13,268	12,269
Provision for doubtful accounts	3,401	3,049
Share-based compensation	691	834
Excess tax benefits from share-based payment arrangements	(37)	—
Provision (benefit) for deferred income taxes	(3,138)	9,091
Other	806	187
Changes in assets and liabilities:
(Increase) decrease in other receivables	9,106	(1,170)
(Increase) decrease in inventories and cemetery property	103	(50)
Decrease in accounts payable and accrued expenses	(8,561)	(3,485)
Net effect of preneed funeral production and maturities:
(Increase) decrease in preneed funeral receivables and trust investments	(1,470)	7,317
Decrease in deferred preneed funeral revenue	(6,132)	(11,005)
Increase (decrease) in funeral non-controlling interest	2,790	(1,073)
Net effect of preneed cemetery production and deliveries:
(Increase) decrease in preneed cemetery receivables and trust investments.	(2,956)	8,763
Increase (decrease) in deferred preneed cemetery revenue	(5,575)	4,045
Increase in cemetery non-controlling interest	8,550	4,145
Decrease in other	(4,135)	(1,133)

Net cash provided by operating activities	32,531	51,057

Cash flows from investing activities:
Proceeds from sale of assets, net	1,635	751
Purchase of subsidiaries, net of cash acquired	(2,805)	—
Insurance proceeds related to hurricane damaged properties	1,400	5,300
Additions to property and equipment	(13,605)	(9,949)
Other	(106)	19

Net cash used in investing activities	(13,481)	(3,879)

Cash flows from financing activities:
Repayments of long-term debt	(13,561)	(31,650)
Issuance of common stock	2,414	—
Purchase and retirement of common stock	—	(8,141)
Dividends	(5,265)	(5,405)
Excess tax benefits from share-based payment arrangements	37	—
Other	—	61

Net cash used in financing activities	(16,375)	(45,135)

Net increase in cash	2,675	2,043
Cash and cash equivalents, beginning of period	43,870	40,605

Cash and cash equivalents, end of period	$46,545	$42,648

Supplemental cash flow information:
Cash paid during the period for:
Income taxes	$5,600	$700
Interest	$13,246	$14,510

Non-cash investing and financing activities:
Issuance of common stock to executive officers and directors	$1,028	$—
Issuance of restricted stock, net of forfeitures	$2,931	$—

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED APRIL 30, 2007 AND 2006
(Unaudited)
EBITDA from continuing operations is defined as earnings plus depreciation, amortization, interest expense and income taxes from continuing operations. EBITDA margins from continuing operations are calculated by dividing EBITDA from continuing operations by revenue from continuing operations.
Management believes that EBITDA from continuing operations is a useful measure for providing additional insight into the Company’s operating performance. Due to the Company’s significant cash investment in preneed activity, management does not view EBITDA from continuing operations as a measure of the Company’s cash flow. Investors should be aware that EBITDA from continuing operations may not be comparable to similarly titled measures presented by other companies. The following tables provide reconciliations between net earnings (the GAAP financial measure that the Company believes is most directly comparable to EBITDA from continuing operations) and EBITDA from continuing operations for the three and six months ended April 30, 2007 and 2006:

	Three Months Ended		Six Months Ended
EBITDA from Continuing Operations	April 30,		April 30,
(Dollars in millions)	2007	2006	2007	2006
Consolidated net earnings	$13.7	$11.4	$25.6	$19.8
Add (Subtract): (Earnings) loss from discontinued operations	0.1	—	0.2	(0.3)

Earnings from continuing operations	13.8	11.4	25.8	19.5

Add: Depreciation and amortization from continuing operations	6.8	6.2	13.3	12.3
Add: Interest expense	6.3	7.7	13.1	15.2
Add: Income taxes from continuing operations	6.0	6.9	10.3	11.8

EBITDA from continuing operations	$32.9	$32.2	$62.5	$58.8

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED APRIL 30, 2007 AND 2006
(Unaudited)
Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Recurring free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures and items not expected to recur. Management believes that free cash flow and recurring free cash flow are useful measures of the Company’s ability to repay debt, make strategic investments, repurchase stock or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow and recurring free cash flow) and free cash flow and between net cash provided by operating activities and recurring free cash flow for the three and six months ended April 30, 2007 and 2006:

	Three Months Ended		Six Months Ended
Free Cash Flow	April 30,		April 30,
(Dollars in millions)	2007	2006	2007	2006
Net cash provided by operating activities	$14.6	$23.8	$32.5	$51.1
Less: Maintenance capital expenditures	(3.5)	(3.8)	(7.1)	(8.1)

Free cash flow	$11.1	$20.0	$25.4	$43.0

Net cash provided by operating activities	$14.6	$23.8	$32.5	$51.1
Less: Trust withdrawals during deferred revenue project(1)	—	(0.1)	—	(11.1)
Add (Subtract): Net cash outflows (inflows) from insurance proceeds and expenditures recorded related to Hurricane Katrina	0.4	(1.0)	(1.7)	1.1

Adjusted cash provided by operating activities	$15.0	$22.7	$30.8	$41.1
Less: Maintenance capital expenditures	(3.5)	(3.8)	(7.1)	(8.1)

Recurring free cash flow	$11.5	$18.9	$23.7	$33.0

(1)	Represents cash inflows for cash withdrawn from trusts during the deferred revenue project that relates to services and merchandise delivered in prior periods.

CAUTIONARY STATEMENTS
This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or forecasts. These risks and uncertainties include, but are not limited to:
•	the effects on us as a result of our industry’s complex accounting model;

•	our ability to renew insurance coverages in appropriate amounts at an acceptable cost and on appropriate terms and conditions, especially in the aftermath of Hurricane Katrina;

•	possible adverse outcomes of pending class action lawsuits and the continuing cost of defending against them;

•	effects of increased regulation, such as that required by the Sarbanes-Oxley Act, and the related legal and outside accounting expenses associated with compliance with such regulations;

•	effects on earnings and cash flow of increased costs;

•	effects of changes in the number of deaths in our markets on revenues;

•	effects on our revenue and earnings of the continuing national trend toward increased cremation, and the increase in the percentage of cremations performed by us that are inexpensive direct cremations;

•	our ability to respond effectively to changing consumer preferences;

•	effects on our trust fund and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	effects on cash flow and earnings as a result of preneed sales;

•	effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	effects on preneed sales of changes made to contract terms, sales force compensation, or a weakening economy;

•	our ability to generate sufficient cash to service our debt and effects of increases in interest rates on our variable-rate long-term debt;

•	effects of covenant restrictions under our senior secured credit facility on our flexibility in operating our business;

•	our ability to pay future dividends on our common stock;

•	effects of changes in revenue on our cash flow and profits;
and other risks and uncertainties described in our Form 10-K for the year-ended October 31, 2006, our Form 10-Q for the quarter ended April 30, 2007 and our other filings with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.